EXHIBIT 32

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Principal Financial Officer of GivBux Inc (the “Company”), each certify that, to his knowledge on the date of this certification:

1.

The quarterly report of the Company for the period ended September 30, 2024 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 19, 2025
/s/ Umesh Singh
Umesh Singh
Chief Executive Officer (Principal Executive Officer)

Date: November 19, 2025

/s/ Michael Arnkvarn
Michael Arnkvarn
Principal Financial Officer